EXHIBIT 15

April 29, 2005

The Board of Directors
Beverly Enterprises, Inc.
One Thousand Beverly Way
Fort Smith, AR 72919

We are aware of the incorporation by reference in the Beverly Enterprises, Inc. Registration Statements on Form S-3 (Nos. 333-52708, 333-109663) and Form S-8 (Nos. 333-117113, 333-117112, 333-113892, 333-101318, 333-87290, 333-66018, 333-66026, 333-42131, 333-41669, 333-41671, 333-41673) of our report dated April 29, 2005 relating to the unaudited condensed consolidated interim financial statements of Beverly Enterprises, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2005.

/s/ ERNST & YOUNG LLP